  EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333- 220852) of Envela Corporation of our report dated March 21, 2024, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Envela Corporation for the year ended December 31, 2023.

/s/ Whitley Penn LLP

Dallas, Texas

March 21, 2024